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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                     Contact:  Charles R. Lambert
---------------------                               Manager - Investor Relations
                                                    (205) 970-7030
                                                    CLambert@vesta.com


                        VESTA TO ACQUIRE FLORIDA SELECT

            $64.5 Million Deal is Immediately Accretive to Earnings

     BIRMINGHAM, Ala., -- April 18, 2001 -- Vesta Insurance Group, Inc. (NYSE:
VTA) announced today that it has entered into a definitive agreement to acquire Florida Select Insurance Holdings, Inc., the holding company for the eighth largest insurer of homeowners and residential property policies in Florida, for approximately $64.5 million. The transaction will close following regulatory approval.

     In 2000, Florida Select recorded approximately $10.7 million in pre-tax income from approximately $61 million in gross written premium. Florida Select began operations in 1996 in conjunction with the depopulation of the Florida
Residential Property and Casualty Joint Underwriting Association.   A.M. Best
rates Florida Select as "B++" (Very Good).

     "The acquisition of Florida Select presents an opportunity for Vesta to grow in a profitable market," said James E. Tait, Chairman of Vesta. "The addition of Florida Select is expected to be immediately accretive to earnings in fiscal year 2001," said Tait.

     Vesta is considering financing alternatives - including utilizing credit facilities, internally generated funds, a follow-on offering of its common stock, or a combination of these alternatives - to fund the transaction.

     "Florida Select has been a profitable company since its inception," said Norman W. Gayle, III, President of Vesta. "Steve Korducki, Florida Select's President and CEO, has done an outstanding job of growing the business and assembling a top-notch management team. We are excited about the opportunities ahead and we are especially looking forward to working with Steve and the rest of the Florida Select management team."
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About Vesta Insurance Group, Inc.

     Vesta Insurance Group, Inc., headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.

This news release does not constitute an offer to sell any securities.

This news release indicates management's beliefs, plans or objectives with respect to the transaction announced herein including the timing of completion, its accretive effect on earnings and continuation of current management. These indications, whether expressed or implied, are only predictions and should be considered "forward-looking statements" under applicable securities laws. You should be aware that Vesta's actual operations and financial performance may differ materially from those reflected in these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include, without limitation, that we may not obtain the requisite regulatory approval to acquire control of the insurance companies involved in the transaction, that earnings resulting from these acquisitions may be less than management anticipates and that current management may not continue to manage the acquired companies. Please refer to the documents Vesta files from time to time with the Securities and Exchange Commission, specifically Vesta's most recent Form 10-K and Exhibit 99.1 attached thereto, which contains and identifies additional important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.